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[WORLDCOM LETTERHEAD]                                EXHIBIT 99.1

                                                     NEWS RELEASE


FOR MEDIA:                                           FOR INVESTORS:
                                                     Gary Brandt, (601) 360-8544
Josh Howell, (601) 360-8750
Mark Weeks, 011-44-171-570-5759
Joele Frank, Abernathy/MacGregor, (212) 371-5999
Lucas van Praag, Brunswick Group, 011-44-171-404-5959


FOR IMMEDIATE RELEASE

                         WORLDCOM RESPONDS TO MCI AND
                     BRITISH TELECOM AGREEMENT PERMITTING
                          DISCUSSIONS WITH WORLDCOM

        Jackson, Miss., October 16, 1997 -- WorldCom, Inc. (NASDAQ: WCOM) issued the following statement in response to the MCI (NASDAQ: MCIC) and British Telecom agreement permitting discussions with WorldCom:

        "We are delighted to have the opportunity to discuss our offer with MCI and British Telecom. We believe a WorldCom-MCI transaction offers compelling financial benefits and powerful synergies. By 1999 in a WorldCom-MCI merger, cost synergies -- before revenue enhancements -- are conservatively expected to be $2.5 billion; over five years, WorldCom-MCI's cost synergies -- before revenue enhancements -- are anticipated to total at least $15 billion. Together, WorldCom and MCI will have the capital, marketing abilities, and state-of-the-art network to compete more effectively, and help fulfill the intent of the Telecommunications Act of 1996.

        "We believe that our offer provides superior near-term and long-term value for MCI shareholders, bondholders, employees, and customers. We are confident that our offer can be completed no later than the first quarter of 1998."

        WorldCom is a global telecommunications company. Operating in more than 50 countries, the company is a premier provider of facilities-based and fully integrated local, long distance, international and Internet services. WorldCom's subsidiary, UUNET Technologies, Inc., is an international provider of Internet services with over 1,000 Points of Presence (POPs) throughout the United States and in Canada, Europe and the Asia-Pacific region. WorldCom's World Wide Web address is http://www.wcom.com. The common and depository shares of WorldCom trade on the NASDAQ National Market (US) under the symbols WCOM and WCOMP, respectively.

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